                                                May 20, 2002


   Mr. John A. MacColl
   1727 Western Run Road
   Cockeysville, MD  21030


             Re:  Retention Incentive
                  -------------------
   Dear John:

             I am writing this letter on behalf of the Personnel & Compensation Committee (the "Committee") of the
   Board of Directors (the "Board") of The St. Paul Companies,
   Inc. (the "Company") to confirm the terms and conditions of the retention incentive award described below.

             As of May 20, 2002, you are hereby awarded a retention incentive award (the "Award") in the amount of $5 million. Except as otherwise provided herein, the Award will fully vest on February 5, 2005, provided you remain employed by the Company until such vesting date. As soon as practicable following the date hereof, the Award will be credited to the Company's rabbi trust and will be deemed invested in the investment vehicles available to participants in the Company's non-qualified deferred compensation plan selected by you, from time to time. The vested Award, plus earnings thereon, will be paid to you in a lump sum on the first date following February 5, 2005 on which no portion of such payment would be non-deductible to the Company for Federal income tax purposes by reason of the application of section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, both as in effect on the date hereof; provided, however, that the vested Award, plus earnings thereon, shall be paid no later than 30 days following the date on which your employment with the Company is terminated by you or by the Company, for any reason, unless you elect, with the consent of the Committee, to defer payment of the vested Award, plus earnings thereon, in accordance with the terms of the Company's non-qualified deferred compensation plan, as in effect from time to time.

             Notwithstanding anything in this letter agreement to the contrary, (i) if, at any time, your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below), the Award, plus earnings thereon, shall fully vest (to the extent not previously vested) and be paid to you no later than 30 days following such termination of employment, and (ii) if at any time prior to February 5, 2005, your employment is terminated due to your death or Disability (as defined below), a pro-rata portion of the Award, plus earnings thereon, shall vest on the date of your death or Disability termination (based on the number of days elapsed since February 5, 2002) and be paid to you or, in the event of your death, to the beneficiary designated by you on the last written beneficiary designation received by the Company with respect to payments hereunder prior to your death (or, if you do not designate a beneficiary or no designated beneficiary survives you, to the personal representative of your estate) within 30 days of your death or Disability.

             For purposes of this letter agreement, "Cause" shall mean your (i) conviction of, or plea of guilty or nolo contendere to, a misdemeanor that is materially injurious to the Company or a felony; or (ii) willful and continued failure to substantially perform your duties (other than as a result of physical or mental illness), after a demand for substantial performance by the Board.

             For purposes of this letter agreement, "Good
   Reason" shall mean, without your express written consent,
   (i) assignment to you by the Company of duties and responsibilities that are materially inconsistent with your current title and position (Vice Chairman & General Counsel); (ii) reduction in your current base salary or bonus opportunity; (iii) failure by the Company to pay you any compensation when due; or (iv) the Company requiring you to be based anywhere more than 30 miles from your current location (Baltimore) or travel on a basis different from your travel on Company business over the 6 months preceding the date of this letter agreement; provided, however, that if you voluntarily consent to any assignment, reduction, failure to pay, or requirement described above in lieu of exercising your right to resign for Good Reason and deliver such consent to the Company in writing, then such assignment, reduction, failure to pay, or requirement shall not constitute "Good Reason" hereunder, but you shall have the right to resign for Good Reason under this letter agreement as a result of any subsequent assignment, reduction, failure to pay, transfer or change described above. For purposes of clause (i) of this paragraph, in the event of a Reorganization or Sale (as such terms are defined under the Company's Amended and Restated Special Severance Policy as in effect as of the date hereof), you will be deemed to have been assigned duties and responsibilities that are materially inconsistent with your current title and position, unless after such event you retain your title and position with the ultimate parent of the entity that results from the transaction (or set of transactions) that constitutes a Reorganization or Sale.

             For purposes of this letter agreement,
   "Disability" shall mean "total and permanent disability" as defined in the Company's long-term disability plan for senior executives (or such other long-term disability plan sponsored by the Company in which you participate at the time the determination of Disability is made).

             This letter agreement will be governed and construed and enforced in accordance with the laws of the State of Minnesota without reference to rules relating to conflict of laws.

             This letter agreement is intended to be a binding obligation upon the Company and you. For purposes of this paragraph, the term "Company" shall include the Company, any surviving or resulting entity or successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) and any parent or subsidiary of the Company after such event. This letter agreement may be executed in any number of counterparts, which together will constitute one agreement. This letter agreement may be amended only by a subsequent written agreement between you and the Company.

             If, following a Change in Control (as defined in the Company's Amended and Restated Special Severance Policy), your employment is terminated by the Company other than for Cause or by you for Good Reason, any amount vested or payable under this letter agreement as a result of such termination shall be treated as a "Payment" under paragraph
   (a) of Exhibit A of the Company's Amended and Restated Special Severance Policy as in effect as of the date hereof.

             If this letter agreement correctly reflects your understanding, please sign and return one copy to John
   Clifford for the Company's records.

                                   THE ST. PAUL COMPANIES, INC.


                                   By: Jay S. Fishman
                                       --------------
                                       Jay S. Fishman

                                   Title:  Chairman and Chief Executive
                                            Officer


   The above letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.


    John A. MaCcoll
    ---------------
    John A. MaCcoll

   Date:  June 7, 2002
          ------------